NEW ENGLAND BANCSHARES, INC.
660 Enfield Street
Enfield, CT 06082

For Immediate Release

Contact:	Scott D. Nogles, Chief Financial Officer (860) 253-5200

New England Bancshares, Inc. Reports 24% Increase in
Earnings for the Quarter Ended September 30, 2005

ENFIELD, CT, October 18, 2005 – New England Bancshares, Inc. (the “Company”) (OTC: NEBS), the holding company for Enfield Federal Savings and Loan Association (the “Bank”), reported net income for the quarter ended September 30, 2005 of $369,000, or $0.16 per diluted share, an increase of $71,000, or 23.8%, from the $298,000, or $0.13 per diluted share, reported for the same quarter a year ago. The increase in net income was primarily due to a $190,000 increase in net interest and dividend income and an $11,000 reduction in the provision for loan losses, partially offset by a $60,000 increase in income tax expense, a $23,000 decrease in non-interest income and a $47,000 increase in non-interest expense. Net income for the six months ended September 30, 2005 amounted to $705,000, or $0.32 per diluted share, an increase of $167,000, or 31.0%, from the $538,000, or $0.24 per diluted share, for the same period a year ago. The increase was comprised primarily of a $369,000 increase in net interest and dividend income and a $39,000 reduction in the provision for loan losses, partially offset by a $122,000 increase in non-interest expense and a $117,000 increase in income tax expense.

Net interest and dividend income for the three and six months ended September 30, 2005 increased by $190,000 and $369,000, respectively. The increase for the quarter and six month periods were primarily due to increases in net interest earning assets of $2.6 million and $3.9 million, respectively. The Company’s net interest margin for the quarter and six months ended September 30, 2005 was 3.87% and 3.88%, respectively, compared to 3.69% and 3.91% in the year earlier periods.

The provision for loan losses was $53,000 and $85,000 for the three and six months ended September 30, 2005, respectively, compared to $64,000 and $124,000 for the three and six months ended September 30, 2004, respectively. The allowance for loan losses as a percentage of gross loans was 1.05% and 1.07% at September 30, 2005 and March 31, 2005, respectively. The allowance for loan losses as a percentage of non-performing loans decreased from 309.70% at March 31, 2005 to 207.24% at September 30, 2005.

The decrease in the allowance as a percentage of non-performing loans was caused primarily by three loans from one customer totaling $269,000 being placed on non-accrual during the quarter. To determine the adequacy of the allowance, the Company looks at historical trends in the growth and composition of its loan portfolio, the amount of non-performing loans, and net charge-offs among other factors. The Company will determine the necessity of providing for loan losses in the future depending upon the factors listed above as well as the growth of the inherently riskier commercial loan portfolio.

Non-interest income for the quarter ended September 30, 2005 was $212,000 compared to $235,000 reported for the same period last year, a decrease of $23,000. The decrease was caused by an $11,000 decrease in the increase in cash surrender value of life insurance policies and a $15,000 decrease in other income. For the six months ended September 30, 2005 non-interest income decreased $2,000 to $397,000 compared to $399,000 for the year-ago period. This decrease was primarily caused by a $22,000 decrease in other income, a $13,000 decrease in the increase in cash surrender value of life insurance policies, and a $12,000 decrease in the gain on sales and calls of investments, partially offset by a $45,000 increase in service charges on deposit accounts. The decrease in other income for the three and six month periods was due to a decrease in commissions from the offering of investment services as the Company looked to fill the sales position which had been vacated.

Non-interest expense for the quarter ended September 30, 2005 was $1.6 million, an increase of $47,000, from $1.5 million for the same quarter a year ago. For the six months ended September 30, 2005 non-interest expense increased $122,000 to $3.1 million compared to $3.0 million for the year ago period. The increase in the three and six month periods reflect additional advertising, professional fees, and occupancy and equipment expense.

At September 30, 2005, total assets were $219.9 million, an increase of $6.7 million from March 31, 2005. Net loans outstanding increased $10.6 million to $143.2 million at September 30, 2005 compared to March 31, 2005. The increase in loans was due to an increase of $4.6 million in one-to four-family residential mortgage loans, a $4.1 million increase in commercial mortgage loans and a $2.0 million increase in commercial loans. Total deposits and securities sold under agreements to repurchase, were $167.2 million at September 30, 2005 and March 31, 2005. Federal Home Loan Bank advances increased $5.3 million to $21.0 million at September 30, 2005 compared to $15.6 million at March 31, 2005 and were used to fund asset growth.

On July 11, 2005, the Company adopted a Plan of Conversion and Reorganization, pursuant to which it will convert into a fully publicly-held stock holding company. The Plan of Conversion and Reorganization provides for the formation of a newly organized Maryland corporation to become the holding company for the Bank. Pursuant to the Plan of Conversion and Reorganization, the new holding company will offer for sale shares of its common stock to the Bank’s depositors, members of the Bank’s community, current stockholders of the Company and the Bank’s employee stock ownership plan. The Plan of Conversion and Reorganization further provides for an exchange of shares of the Company for shares of the new holding company.

This earnings release is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank’s products and services, please visit www.enfieldfederal.com.

Statistical Summary
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Net interest and dividend income	$1,965	$1,775	$3,894	$3,525
Provision for loan losses	$53	$64	$85	$124
Non-interest income	$212	$235	$397	$399
Non-interest expense	$1,561	$1,514	$3,125	$3,003
Net income	$369	$298	$705	$538
Earnings per share:
Basic	$0.17	$0.14	$0.32	$0.25
Diluted	$0.16	$0.13	$0.32	$0.24

Dividend per share	$0.05	-	$0.10	-

Balance Sheet Data	September 30, 2005	March 31, 2005
Total assets	$219,900	$213,202
Total loans, net	$143,164	$132,557
Loan loss reserve	$1,517	$1,437
Total deposits	$161,737	$162,991
Repurchase agreements	$5,512	$4,244
FHLB advances	$20,969	$15,620
Total equity	$29,190	$28,439
Book value per share(1)	$13.36	$13.02

Key Ratios	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Return on average assets	0.67%	0.57%	0.64%	0.52%
Return on average equity	5.03%	4.29%	4.87%	3.89%
Net interest margin	3.87%	3.69%	3.88%	3.91%
(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants.

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